Exhibit 4.5

LEASE

PREMISES: Units 4 &10

25-37 Chapman Street,
Blackburn North VIC 3130

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THISANDTHEFOLLOWINGPAGESFORMTHELEASEBETWEENWATTLELABORATORIESPTY LTD ATF THE ADVANCED CULTURE SYSTEMS UNIT TRUST ABN 12 234 517 721 AND IMMURON LTD ABN 80 063 114 045

Commercial Lease Agreement

1.	Landlord. Wattle Laboratories Pty Ltd ABN 12 234 517 721 the registered office of which is situated at “Lifestyle Building”, Level 1, Suite 10, 248 Maroondah Highway, Chirnside Park in the State of Victoria. The postal address is Unit 10, 25- 37 Chapman Street, Blackburn North, VIC, 3130.

2.	Tenant. lmmuron Ltd ABN 80 063 114 045 of Unit 10, 25-37 Chapman Street, Blackburn North, in the said State.

3.	Premises. 10, 25-37 Chapman Street, Blackburn North in the said State (inclusive of car park spaces).

4.	Landlord’s Installations. Includes all current services as per last inspection.

5.	Term of Lease. Three (3) years commencing on Saturday 1st January 2022.

6.	Further Term. One (1) further term of three (3) years.

6.1.	The Tenant may exercise its option to renew the lease for the Further Term by written request to the Landlord before the final date as specified in clause 6.2.

6.2.	The final date for exercising the option under clause 6.1 is 31st December 2024.

6.3.	The renewed lease will be for the duration of the Further Term, and will be governed by the same terms and conditions as this agreement unless the parties agree otherwise.

6.4.	Rent payable for the Further Term will be determined by the parties prior to renewal of the lease for the Further Term.

6.5.	At least six (6) months, and no more than twelve (12) months, prior to the final date specified in clause 6.2, the Landlord must write to the Tenant notifying it of the final date.

6.6.	The Landlord does not have to comply with clause 6.5 if the Tenant exercises or purports to exercise the option before being notified by the Landlord.

7.	Permitted Use of Premises. These Premises may be used for office accommodation and warehousing facility.

8.	Rent. The rent for one year is forty two thousand nine hundred and ninety dollars plus GST which includes a proportion of outgoings ($42,990.00 plus GST). Tenant will pay this yearly rent to the Landlord in twelve equal payments of Three thousand five hundred and eighty two dollars 50c plus GST ($3,582.50 plus GST per month).

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9.	Rent Review.

CPI Review	Annually on each anniversary date of the commencement of this lease.

Further Terms

CPI Review	Annually on each anniversary of the commencement date of this lease

10.	Repairs, Maintenance, Fire Prevention &Requirements of Authorities.

10.1	Subject to Clause 10.3, the tenant must:-

10.1.1	keep the premises in the same condition as at the start of the lease, except for fair wear and tear; and

10.1.2	comply with all notices and orders affecting the premises which are issued during the term.

10.2	In addition to its obligations under clause 3.1, the tenant must -

10.2.1	repaint or refinish all painted or finished surfaces in a workmanlike manner with as good quality materials as previously at least once every 5 years during the term and any further term viewed as one continuous period.

10.2.2	keep the premises properly cleaned and free of rubbish, keep waste in proper containers and have it removed regularly.

10.2.3	immediately replace glass which becomes cracked or broken with glass of the same thickness and quality.

10.2.4	immediately repair defective windows, light fittings, doors, locks and fastenings, and replace missing or inoperative light- globes and fluorescent tubes, keys and key cards.

10.2.5	maintain in working order all plumbing, drainage, gas, electric, solar and sewerage installations.

10.2.6	promptly give written notice to the landlord or landlord’s agent of -

a)	damage to the premises or of any defect in the structure of, or any of the services to, the premises,

b)	receipt of an notice or order affecting the premises,

c)	any hazards threatening or affecting the premises, and

d)	any hazards arising from the premises for which to landlord might be liable.

10.2.7	immediately make good damage caused to adjacent property by the tenant or the tenant’s agents.

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10.2.8	permit the landlord, its agents or workmen to enter the premises during normal business hours, after giving reasonable notice (except in cases or emergency)-

a)	to inspect the premises,

c)	to do anything to comply with notice or orders of any relevant authority, bringing any necessary material and equipment.

10.2.9	carry out repairs within 14 days of being serviced with a written notice of any defect or lack of repair which the tenant is obliged to make good under this lease. If the tenant does not comply with the notice, the landlord may carry out the repairs and the tenant must repay the cost to the landlord within 7 days of a request.

10.2.10	only use persons approved by the landlord to repair and maintain the premises, but, if the Act applies, only use person who are suitable qualified.

10.2.11	comply with all reasonable directions of the landlord or the insurer of the premises as to the prevention, detection and control of fire.

10.2.12	on vacating the premises, remove all signs and make good any damage caused by the installation or removal.

10.2.13	take reasonable precautions to secure the premises and their contents from theft, keep all doors and windows locked when the premises are not in use and comply with the landlord’s directions for the use and return of keys or key cards.

10.2.14	permit the landlord or its agent access to the premises at reasonable times by appointment to show the premises -

a)	to valuers and to the landlord’s consultants,

b)	to prospective purchases at any time during the terms, and

c)	to prospective tenants within 3 months before the end of the term (unless the tenant has exercised an option to renew this lease)

and to affix “for sale” or “to let” signs in a way that does not unduly interfere with the permitted use.

10.2.15	maintain any grounds and gardens of the premises in good condition, tidy, free from weeds and well-watered.

10.2.16	maintain and keep in good repair any heating, cooling or air conditioning equipment exclusively serving the premises.

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10.3	The tenant is not obliged -

10.3.1	to repair damage against which the landlord must insure unless the landlord loses the benefit of the insurance because of acts or omissions by the tenant or the tenants agent’s.

10.3.2	to carry our structural or capital repairs or alterations or make payments of a capital nature unless the need for them results from -

a)	negligence by the tenant or the tenant’s agents,

b)	failure by the tenant to perform its obligation under this lease,

c)	then tenant’s use of the premises, other than reasonable use for the permitted use, or

d)	the nature, location or use the tenant’s installation, in which case the repairs, alterations or payments are the responsibility of the tenant.

11.	Risks which the insurance policies must cover:

Fire

Flood

Lightning

Storm and Tempest

Explosion

Riot and civil commotion Strikes

Malicious damage

Earthquake

Impact by vehicles

Impact by Aircraft and articles dropped from them Internal

flood water

and such other risks as the Landlord reasonable requires from time-to-time.

12.	Amount of Public Risk. Ten million dollars ($10,000,000) or any other amount reasonable specified from time-to-time fixed by the Landlord.

13.	Interest rate on overdue money. An amount which is 2% per annum more that the rate from time-to-time fixed by the Penalty Interest Rates Act 1983 (VIC).

14.	Building Outgoings which the tenant must pay or reimburse: Included in annual rental.

15.	Cost to Operate Services. Included in annual rental.

16.	Makegood. The Tenant will be obliged to Makegood and will leave the premises in a good and tenantable condition subject to fair wear and tear. Any damaged caused, if fittings are removed will be made good.

17.	Landlord’s Obligations.

17.1	The landlord must give the tenant quiet possession for the premises without any interruption by the landlord or any connected with the landlord as long as the tenant does what it must under the lease.

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17.2	The landlord must take out at the start of the term and keep current policies of insurance for the risks against -

17.2.1	damage to and destruction of the building, for its replacement value,

17.2.2	removal of debris,

17.2.3	breakdown of landlord’s installation, and

17.2.4	breakage of glass, for its replacement value.

17.3	The landlord must give the tenant the written consent to this lease of each mortgagee whose interest would otherwise have priority over this lease by endorsement on this lease in the terms set out following the “execution and attestation” section.

17.4	The landlord must keep the structure (including the external faces and roof) to the building and landlord’s installation in a condition consistent with their condition at the start of the lease, but is not responsible for repairs which are the responsibility of the tenant.

18.	Legal Costs. Each Party to bear its own legal costs.

19.	Governing Law and Arbitration. This agreement in performance hereunder shall in all respects be governed by the laws of Victoria. Any controversy or claim arising out of or relating to this agreement or a breach hereof, shall be settled by arbitration in Melbourne, Victoria, in accordance with the rules of the Australian Arbitration Association or like organisation, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

20.	Notices. Unless otherwise specified in this agreement, all notices required or permitted to be given under it shall be in writing and sent by Australia Post certified mail to the principal office of the other party indicated in this agreement or at such other address as the parties may designate in writing.

21.	Amendment. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.

22.	Severability. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

23.	Waiver Of Contractual Right. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

24.	No Representation. Neither party has made any representations nor promises, other than those contained in this agreement or in some further writing signed by the party making the representation orpromise.

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25.	Interpretation. This Agreement will in all events be construed as a whole, according to its fair meaning, and not strictly for or against a party merely because that party (or the party’s legal counsel) drafted the Agreement. The headings, captions, and titles in this legal Agreement are merely for reference and do not define, limit, extend, or describe the scope of this Agreement or any provision herein. Unless the context requires otherwise, (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter, and

(b)	the word including means including without limitation.

26.	Advice Of Legal Counsel. Each individual party to this Agreement represents and warrants to each other party that such party has read and fully understands the terms and provisions hereof, has had an opportunity to review this Agreement with legal counsel, and has executed this Agreement based upon such party’s own judgment and advice of independent legal counsel.

27.	Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, then that provision will be fully severable. This Agreement will be construed and enforced as if the illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid, or unenforceable provision, there will be added automatically, as a part of this Agreement, a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

28.	Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each party to this Agreement will execute and deliver any additional documents and perform any additional acts that may be necessary or appropriate to effectuate and perform its obligations under this Agreement and the transactions contemplated hereby.

29.	Assignment. This Agreement may not be assigned by either party without the prior written consent of the other.

30.	Entire Agreement. This agreement supersedes and cancels any and all prior agreements between the parties, express or implied. This instrument sets forth the entire agreement between the parties; it may not be changed, altered or amended except in writing signed by both parties to it.

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IN WITNESS WHEREOF, the parties have executed this agreement on this day the 30th November 2021.

LANDLORD

WATTLE LABORATORIES PTY LTD ATF THE ADVANCED CULTURE SYSTEMS UNIT TRUST (ABN 12 234 517 721)

Duly executed by:

/s/ Peter Anastasiou	/s/ Stephen Anastasiou

Name:	Peter Anastasiou	Stephen Anastasiou
Title:	Director	Director
Address:	7 Rookwood Street,	18 County Terrace
	Balwyn North VIC 3104.	Templestowe, VIC 3106.

TENANT

IMMURON LIMITED (80 063 114 045)

Duly executed by:

/s/ Jerry Kanellos	/s/ Reza Moussakhani
Name:	Jerry Kanellos	Name:	Reza Moussakhani
Tile:	Chief Executive Officer	Title:	Manufacturing Quality Director

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